EXHIBIT 99.2

RISK FACTORS

You should carefully consider the risks described below before making a decision to invest in our securities. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Our Industry

The convenience store industry is highly competitive and impacted by new entrants.

The industry and geographic areas in which we operate are highly competitive and marked by ease of entry and constant change in the number and type of retailers offering the products and services found in our stores. We compete with other convenience store chains, gasoline stations, supermarkets, drugstores, discount stores, club stores and mass merchants. In recent years, several non-traditional retailers, such as supermarkets, club stores and mass merchants, have impacted the convenience store industry by entering the gasoline retail business. These non-traditional gasoline retailers have obtained a significant share of the motor fuels market and their market share is expected to grow. In some of our markets, our competitors have been in existence longer and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry. To remain competitive, we must constantly analyze consumer preferences and competitors’ offerings and prices to ensure we offer a selection of convenience products and services consumers demand at competitive prices. We must also maintain and upgrade our customer service levels, facilities and locations to remain competitive and drive customer traffic to our stores. Major competitive factors include, among others, location, ease of access, gasoline brands, pricing, product and service selections, customer service, store appearance, cleanliness and safety.

Volatility of wholesale petroleum costs and availability of supply could impact our operating results.

Over the past three fiscal years, our gasoline revenue accounted for approximately 63.4% of total revenues and our gasoline gross profit accounted for approximately 27.4% of total gross profit. Crude oil and domestic wholesale petroleum markets are marked by significant volatility. General political conditions, acts of war or terrorism, and instability in oil producing regions, particularly in the Middle East and South America, could significantly impact crude oil supplies and wholesale petroleum costs. Significant increases and volatility in wholesale petroleum costs could result in significant increases in the retail price of petroleum products and in lower gasoline gross margin per gallon. Increases in the retail price of petroleum products could impact consumer demand for gasoline. This volatility makes it extremely difficult to predict the impact future wholesale cost fluctuations will have on our operating results and financial condition. In addition, the supply of gasoline and our wholesale purchase costs could be adversely impacted in the event of shortage, which could result from, among other things, lack of capacity at United States oil refineries, severe weather conditions including hurricanes or the fact that our gasoline contracts do not guarantee an uninterrupted, unlimited supply of gasoline. These factors could materially impact our gasoline gallon volume, gasoline gross profit and overall customer traffic, which in turn would impact our merchandise sales.

Wholesale cost increases of tobacco products could impact our operating results.

Sales of tobacco products have averaged approximately 10.7% of our total revenue over the past three fiscal years and our tobacco gross profit accounted for approximately 16.3% of total gross profit for the same period. Significant increases in wholesale cigarette costs and tax increases on tobacco products, as well as national and local campaigns to discourage smoking in the United States, may have an adverse effect on unit demand for cigarettes domestically. In general, we attempt to pass price increases on to our customers. However, due to competitive pressures in our markets, we may not be able to do so. These factors could materially impact our retail price of cigarettes, cigarette unit volume and revenues, merchandise gross profit and overall customer traffic.

Changes in consumer behavior, travel and tourism could impact our business.

In the convenience store industry, customer traffic is generally driven by consumer preferences and spending trends, growth rates for automobile and truck traffic and trends in travel, tourism and weather. Changes in economic conditions generally or in the southeastern United States specifically could adversely impact consumer spending patterns and travel and tourism in our markets. Approximately 40% of our stores are located in coastal, resort or tourist destinations. Historically, travel and consumer behavior in such markets is more severely impacted by weak economic conditions. If visitors to resort or tourist locations decline due to economic conditions, changes in consumer preferences, changes in discretionary consumer spending or otherwise, our sales could decline.

Risks Related to Our Business

Unfavorable weather conditions or other trends or developments in the southeastern United States could adversely affect our business.

Substantially all of our stores are located in the southeast region of the United States. Although the southeast region is generally known for its mild weather, the region is susceptible to severe storms including hurricanes, thunderstorms, extended periods of rain, ice storms and heavy snow, all of which we experienced in fiscal 2005. Inclement weather conditions as well as severe storms in the southeast region could damage our facilities or could have a significant impact on consumer behavior, including spending behavior, travel and convenience store traffic patterns as well as our ability to operate our locations. In addition, we typically generate higher revenues and gross margins during warmer weather months in the southeast region, which fall within our third and fourth fiscal quarters. If weather conditions are not favorable during these periods, our operating results and cash flow from operations could be adversely affected. We would also be impacted by regional occurrences in the southeastern United States such as energy shortages or increases in energy prices, fires or other natural disasters.

Inability to identify, acquire and integrate new stores could adversely affect our ability to grow our business.

An important part of our historical growth strategy has been to acquire other convenience stores that complement our existing stores or broaden our geographic presence, such as our acquisition of 53 convenience stores operating under the CowboysSM banner in April 2005. Since 1996, we have successfully completed and integrated more than 50 acquisitions, growing our store base from 379 to 1,400 stores. We expect to continue to selectively review acquisition opportunities as an element of our growth strategy. Acquisitions involve risks that could cause our actual growth or operating results to differ adversely compared to our expectations or the expectations of securities analysts. For example:

•	We may not be able to identify suitable acquisition candidates or acquire additional convenience stores on favorable terms. We compete with others to acquire convenience stores. We believe that this competition may increase and could result in decreased availability or increased prices for suitable acquisition candidates. It may be difficult to anticipate the timing and availability of acquisition candidates.

•	During the acquisition process we may fail or be unable to discover some of the liabilities of companies or businesses which we acquire. These liabilities may result from a prior owner’s noncompliance with applicable federal, state or local laws.

•	We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.

•	We may fail to successfully integrate or manage acquired convenience stores.

•	Acquired convenience stores may not perform as we expect or we may not be able to obtain the cost savings and financial improvements we anticipate.

•	We face the risk that our existing systems, financial controls, information systems, management resources and human resources will need to grow to support significant growth.

We are subject to state and federal environmental and other regulations.

Our business is subject to extensive governmental laws and regulations including, but not limited to, environmental regulations, employment laws and regulations, regulations governing the sale of alcohol and tobacco, minimum wage requirements, working condition requirements, public accessibility requirements, citizenship requirements and other laws and regulations. A violation or change of these laws could have a material adverse effect on our business, financial condition and results of operations.

Under various federal, state and local laws, ordinances and regulations, we may, as the owner or operator of our locations, be liable for the costs of removal or remediation of contamination at these or our former locations, whether or not we knew of, or were responsible for, the presence of such contamination. The failure to properly remediate such contamination may subject us to liability to third parties and may adversely affect our ability to sell or rent such property or to borrow money using such property as collateral. Additionally, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at sites where they are located, whether or not such site is owned or operated by such person. Although we do not typically arrange for the treatment or disposal of hazardous substances, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be liable for removal or remediation costs, as well as other related costs, including governmental fines, and injuries to persons, property and natural resources.

Compliance with existing and future environmental laws regulating underground storage tanks may require significant capital expenditures and increased operating and maintenance costs. The remediation costs and other costs required to clean up or treat contaminated sites could be substantial. We pay tank registration fees and other taxes to state trust funds established in our operating areas and maintain private insurance coverage in Florida and Georgia in support of future remediation obligations.

These state trust funds or other responsible third parties including insurers are expected to pay or reimburse us for remediation expenses less a deductible. To the extent third parties do not pay for remediation as we anticipate, we will be obligated to make these payments, which could materially adversely affect our financial condition and results of operations. Reimbursements from state trust funds will be dependent on the maintenance and continued solvency of the various funds.

In the future, we may incur substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations that we may acquire. We cannot assure you that we have identified all environmental liabilities at all of our current and former locations; that material environmental conditions not known to us do not exist; that future laws, ordinances or regulations will not impose material environmental liability on us; or that a material environmental condition does not otherwise exist as to any one or more of our locations. In addition, failure to comply with any environmental laws, ordinances or regulations or an increase in regulations could adversely affect our operating results and financial condition.

State laws regulate the sale of alcohol and tobacco products. A violation or change of these laws could adversely affect our business, financial condition and results of operations because state and local regulatory agencies have the power to approve, revoke, suspend or deny applications for, and renewals of, permits and licenses relating to the sale of these products or to seek other remedies. In addition, certain states regulate relationships, including overlapping ownership, among alcohol manufacturers, wholesalers and retailers and may deny or revoke licensure if relationships in violation of the state laws exist. We are not aware of any alcoholic beverage manufacturers or wholesalers having a prohibited relationship with our company.

Any appreciable increase in the statutory minimum wage rate or income or overtime pay or adoption of mandated healthcare benefits would result in an increase in our labor costs and such cost increase, or the penalties for failing to comply with such statutory minimums, could adversely affect our business, financial condition and results of operations.

From time to time, regulations are proposed which, if adopted, could also have an adverse effect on our business, financial condition or results of operations.

We depend on one principal supplier for the majority of our merchandise.

We purchase over 50% of our general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, McLane Company, Inc., or McLane. We have a contract with McLane until April 2010, but we may not be able to renew the contract upon expiration. A change of suppliers, a disruption in supply or a significant change in our relationship with our principal suppliers could have a material adverse effect on our business, cost of goods, financial condition and results of operations.

We depend on two principal suppliers for the majority of our gasoline.

BP® and Citgo® supply approximately 90% of our gasoline purchases. We have contracts with Citgo® until 2010 and BP® until 2009, but we may not be able to renew either contract upon expiration. A change of suppliers, a disruption in supply or a significant change in our relationship with our principal suppliers could have a material adverse effect on our business, cost of goods, financial condition and results of operations.

Because we depend on our senior management’s experience and knowledge of our industry, we would be adversely affected if senior management left The Pantry.

We are dependent on the continued efforts of our senior management team, including our President and Chief Executive Officer, Peter J. Sodini. Mr. Sodini’s employment contract terminates in September 2006. If, for any reason, our senior executives do not continue to be active in management, our business, financial condition or results of operations could be adversely affected. We cannot assure you that we will be able to attract and retain additional qualified senior personnel as needed in the future. In addition, we do not maintain key personnel life insurance on our senior executives and other key employees. We also rely on our ability to recruit store managers, regional managers and other store personnel. If we fail to continue to attract these individuals, our operating results may be adversely affected.

Litigation and publicity concerning food quality, health and other issues could result in significant liabilities or litigation costs and cause consumers to avoid our convenience stores.

Convenience store businesses and other food service operators can be adversely affected by litigation and complaints from customers or government agencies resulting from food quality, illness, or other health or environmental concerns or operating issues stemming from one or more locations. We are also subject to a variety of other claims arising in the ordinary course of business, including personal injury claims, contract claims, or claims alleging violations of state and federal law regarding workplace and employment matters, discrimination and similar matters. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from purchasing gasoline, merchandise or food service at one or more of our convenience stores. We could also incur significant liabilities if a lawsuit or claim results in a decision against us or litigation costs regardless of results, and may divert time and money away from our operations and hurt our performance.

Pending SEC matters could adversely affect us.

On July 28, 2005, we announced that we would restate earnings for the period from fiscal 2000 to fiscal 2005 arising from sale-leaseback accounting for certain transactions. In connection with our decision to restate, we filed a Form 8-K on July 28, 2005. The SEC issued a comment letter to us in connection with the Form 8-K and we responded to the comments. We recently received from the SEC a request that we voluntarily provide certain information to the SEC Staff in connection with our sale-leaseback accounting and our decision to restate our financial statements with respect to it. The request is part of an informal investigation, which the SEC has said is a fact-finding inquiry that does not mean that the SEC has concluded that we have broken any law or that the SEC has a negative opinion of any person, entity or security. We are cooperating with the SEC’s informal request. We are unable to predict whether this request will continue or result in any adverse action.

Our recently completed restatement could impair our ability to secure future financing.

On August 31, 2005, we completed a restatement of certain of our audited and unaudited financial statements to correct the accounting for certain sale-leaseback transactions entered into by our company. The fact that we have restated certain of our previously issued financial statements may factor into negotiations with lenders on future financings. As a result of the restatement, we may find it more difficult to secure additional financing in the future, on satisfactory terms or at all.

We will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404. If we are unable to timely comply with Section 404, our profitability, results of operations and financial condition, as well as the market value of the notes, could be materially adversely affected. In addition, to date we have determined that we have two material weaknesses in the effectiveness of our internal control over financial reporting, which will be included in our report on internal control over financial reporting. The existence of those two material weaknesses, and the possibility that we may be required to report additional material weaknesses in the effectiveness of our internal control over financial reporting, could cause our profitability, results of operations and financial condition, as well as the market value of the notes, to be materially adversely affected.

In connection with our Annual Report on Form 10-K for the fiscal year ended September 29, 2005, we will be required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, which requires that we document and test our internal controls over financial reporting and certify that we are responsible for maintaining an adequate system of internal control procedures. This section also requires that our independent registered public accounting firm opine on the operating effectiveness of those internal controls and management’s assessment of those controls. We are currently evaluating our existing controls against the criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. During the course of our ongoing evaluation and integration of the internal controls of our business, we may identify areas requiring improvement, and we may have to design enhanced processes and controls to address issues identified through this review.

Although our testing is not yet complete and will not be completed until December 2005, in the course of our testing to date we have identified the following two material weaknesses in the effectiveness of our internal control over financial reporting. A material weakness (within the meaning of the Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 2) is a control deficiency, or aggregation of control deficiencies, that results in more than a remote risk that a material misstatement in our annual or interim financial statements will not be prevented or detected. As a result of the identified material weaknesses, we expect management to state in its assessment of our internal control over financial reporting, which will be included in our Annual Report on Form 10-K for the fiscal year ended September 29, 2005, that we did not maintain effective internal control over financial reporting as of September 29, 2005. Additionally, we expect that our independent registered public accounting firm’s report will conclude that we did not maintain effective internal control over financial reporting as of September 29, 2005.

•	Inadequate controls within certain aspects of our accounting system over user access, segregation of duties and monitoring of changes to our vendor database. We identified instances whereby users had access to and authority to initiate transactions within the accounts payable module of our accounting system, as well as the ability to add or modify information to our vendor database. These inappropriate access rights and inappropriate segregation of duties give rise to the potential for unauthorized and undetected activity within our accounting system and results in more than a remote likelihood that a material misstatement of our annual or interim financial statements would not be prevented or detected on a timely basis by employees during the normal course of performing their assigned functions.

•	Inadequate controls over the posting of journal entries to our accounting system resulting in potential differences between the journal entries reviewed by management and those recorded in our accounting system. Specifically, our accounting software, which is standard software in our industry, does not enable our accounting personnel to perform a system review of journal entries prior to postings. As a result of these deficiencies, more than a remote likelihood exists that a material misstatement of our annual or interim financial statements would not be prevented or detected on a timely basis by employees during the normal course of performing their assigned functions.

We have taken the following steps to remediate the material weaknesses identified above:

•	With the assistance of our Information Services personnel, we have restricted user access for the identified individuals within our accounting system to more appropriately segregate certain individuals’ authority in a manner consistent with their respective roles and responsibilities. In addition, we have assigned responsibilities for maintenance to the vendor database to individuals independent of the payables and disbursement function. We expect these remediation activities to be completed by the end of December 2005.

•	We have customized our accounting system to generate a report of all posted journal entries which will be compared to approved journal entries and related supporting documentation. Discrepancies identified through this monitoring process will be investigated and corrected prior to completion of the financial closing process. We expect these remediation activities to be completed by the end of December 2005.

At the date of this offering memorandum, we have begun the implementation of the foregoing remediation efforts and believe the successful completion of such efforts will adequately remediate the material weaknesses by the end of December 2005. However, there can be no assurance that these efforts will be successfully implemented on a sustained basis.

We cannot be certain at this time that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that we will not have to report additional material weaknesses in connection with the presentation of our financial statements. If we fail to comply with the requirements of Section 404 or if we report such additional material weaknesses, the accuracy and timeliness of the filing of our annual report may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the market value of the notes. If we are unable to complete our assessment under Section 404, our access to additional capital may be negatively impacted. In addition, a material weakness in effectiveness of our internal control over financial reporting could result in an increased chance of fraud, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.